Exhibit 99.1

DGSE Reports Restated Financials for Fiscal 2010, Consolidated Financials for Fiscal 2011, and Financial Results for First and Second Quarter 2012

DALLAS--(BUSINESS WIRE)--October 31, 2012--DGSE Companies, Inc. (NYSE MKT: DGSE) today announced its completion and filing of its restated Consolidated Financial Statements for the fiscal year ended December 31, 2010, its Consolidated Financial Statements for the fiscal year ended December 31, 2011, and its Forms 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012. DGSE has now completed its Form 10-K and 10-Q filing requirements with the Securities and Exchange Commission (“SEC”) and expects to regain compliance with the NYSE MKT listing requirements.

“I’m very pleased we have completed the restatement process and filed our appropriate financial statements, as it represents a fresh start after a long and arduous undertaking. Over the past ten months, our newly appointed executive team has worked diligently, with the assistance of outside accounting advisors, to evaluate and rebuild our financial statements,” said James Vierling, Chairman, Chief Executive Officer and President. “We are now at a pivotal point to focus our collective efforts on improving our business. We believe we have assembled a strong management team that embodies the expertise and vision we need to greatly improve the Company’s financial reporting and internal controls, to provide consistent and transparent shareholder communications and to execute on our growth strategies to provide enhanced shareholder value.”

Financial Restatement

As previously disclosed, the Company discovered accounting irregularities pertaining to financial statements filed by prior DGSE management. Current management engaged forensic accountants to analyze approximately five years of financial data from the Company and subsequently engaged additional professional accounting support to assist in the recasting and restatement of DGSE’s financials.

Current management has determined that the accounting irregularities were caused by three main factors:

(1) Inadequacies in DGSE’s internal processes and controls, including decisions made by prior management which current management does not believe to be in accordance with Generally Accepted Accounting Principles (GAAP);

(2) Inappropriate set-up and implementation of DGSE’s AccountMate Enterprise Resource Planning system; and

(3) Adjustments and other journal entries made to the general ledger by prior management which lacked adequate support.

DGSE has removed and replaced all individuals who served in executive positions prior to December 20, 2011, including the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Controller, and the Vice President of Finance.

In addition to management changes, DGSE has made a number of other changes to internal processes, procedures and controls to ensure that accounting irregularities do not occur in the future. These changes are detailed in the in the Company’s Form 10-K filed today with the SEC.

All changes impacting periods prior to fiscal 2010 have been presented as adjustments to 2009 year-end retained earnings. The total of all adjustments related to 2009 and prior years, resulted in a $24.2 million reduction of retained earnings as of December 31, 2009. A thorough discussion of the adjustments and corrections behind this reduction in retained earnings is included in the Company’s restated Form 10-K filed today with the SEC.

As more fully described in the Form 10-K filing, the restatement of fiscal 2010 resulted in an improvement of $5.9 million in earnings before income taxes for the year 2010, compared to previously reported results.

2011 Full Year Results

Operationally, the Company had a strong fiscal year ended December 31, 2011. Revenues increased by $67.1 million, or 81 percent, in fiscal 2011, to $150.0 million, compared to $82.5 million in 2010. This increase was primarily the result of the acquisition of Southern Bullion Trading, LLC (“SBT “) in September of 2011 and a $33.4 million, or 78 percent, increase in bullion sales.

Cost of goods sold as a percentage of sales increased slightly to 85.7 percent in fiscal 2011 from 85 percent in fiscal 2010. Accordingly, gross margins decreased slightly to 14.3 percent in 2011 from 15 percent in 2010. This slight decrease was due to an increase in bullion sales, which have a lower margin than jewelry and rare coin revenues.

Selling, general and administrative expenses increased $3.3 million, or 28 percent, in fiscal 2011 to $15.0 million, compared to $11.7 million in the prior year. This increase was primarily due to the addition of SBT in September of 2011 and to expenses related to opening new stores.

In fiscal 2011, the Company recorded a $4.4 million one-time non-cash loss on settlement of debt with a related party. This non-cash loss related to two separate transactions with NTR. In September of 2011, NTR forgave $2 million of payables owed by DGSE in exchange for 400,000 of our restricted shares of common stock. Based on the value of the shares at that time, the Company recorded a $1.7 million non-cash loss on settlement of this debt. In October of 2011, NTR forgave $2.5 million of additional payables in exchange for 5,000,000 options to purchase shares of our common stock at an exercise price of $15 per share. Based on the fair value of these options, estimated using the Black-Scholes model, the Company recognized an additional non-cash loss of $2.6 million. The Company had net income of $1.01 million, or $0.09 per diluted share, in fiscal 2011 compared to $10.7 million, or $0.96 per diluted share, as restated in fiscal year 2010.

First Quarter 2012 Results

In the quarter ended March 31, 2012, sales increased by $9.8 million, or 43%, to $32.8 million as compared to $23 million during the same period in 2011. This increase was primarily due to the addition of $7.8 million in sales from SBT, which was not a part of our operations until September 2011. Non-SBT sales increased by $2.1 million, or 9 percent, compared to the same period in 2011 due to an increase in jewelry, rare coins and scrap sales.

For the first quarter of 2012, cost of sales increased $5.7 million, or 28 percent, to $26.1 million compared to $20.4 million in the same period in 2011. Cost of goods as a percentage of sales decreased from 88.9 percent in 2011 to 79.5 percent in 2012, primarily due to higher margins in our newly acquired SBT business.

SG&A expenses increased by $3.5 million to $5.6 million, an increase of 175 percent, compared to $2 million during the same period in 2011, primarily due to $2 million related to the addition of the SBT stores. The opening of four new non-SBT stores added $645,000, due to increased advertising costs, salaries, payroll taxes, building rent and other costs. In addition, the Company incurred $365,000 in professional fees associated with the restatement of our financial statements, and the related SEC investigation.

In March 2012, current management decided to discontinue the operations of the Company’s Superior Galleries subsidiary due to the lack of profitability and our belief that it was unlikely that profitability would be reached in the foreseeable future. The Company officially discontinued operations in June of 2012 but recognized losses in the first and second quarter of 2012 as discontinued operations. In the first quarter of 2012, the discontinued operations of Superior generated a net loss of $461,000.

Prior to the charge to discontinued operations, the Company had income from continuing operations of $959,000 for the first quarter of 2012. Net income after discontinued operations for the quarter was $497,000.

Second Quarter 2012 Results

For the three months ended June 30, 2012, sales decreased by $2.1 million, or 7 percent, to $28.6 million, as compared to $30.6 million during the same period in 2011. The decrease was primarily due to a decrease in sales of bullion, jewelry and rare coins. These decreases were partially offset by the acquisition of SBT in September 2011 which added revenues of $6.6 million for the quarter, and were not present in the same period in 2011. Revenue from discontinued operations for Superior was excluded in the amount of $1.1 million and $2.6 million for the periods ended June 30, 2012 and 2011, respectively.

For the second quarter, cost of sales decreased by $2.9 million, or 11 percent, to $24.6 million, as compared to $27.5 million during the same period in 2011, driven by lower sales. Cost of goods as a percentage of sales decreased from 89.8 percent in 2011 to 86.0 percent in 2012, primarily due to the higher margins on the newly acquired SBT business.

For the three months ended June 30, 2012, SG&A expenses increased by $3.4 million, or 133 percent, to $6 million, as compared to $2.6 million during the same period in 2011. $1.8 million of this increase is due to the addition of the SBT stores, and the opening of four new non-SBT stores added $692,000 in the current period, due to increased advertising costs, salaries, payroll taxes, building rent and other costs. In addition, the Company incurred $932,000 in professional fees associated with the restatement of our financial statements, and the related SEC investigation.

In the second quarter of 2012, the discontinued operations of Superior generated a net loss of $201,000. Prior to the charge to discontinued operations the Company incurred a loss from continuing operations of $2,207,000 for the second quarter of 2012. Net loss, after discontinued operations for the quarter was $2,408,000.

Outlook

“In summary, for the first half of 2012 sales were up $7.8 million over the first half of 2011, including the addition of SBT sales,” stated Mr. Vierling . “The net loss for the period was $1.9 million but shareholders should note that this amount includes $2.0 million in discontinued operations, and one-time expenses associated with the restatement of our financial statements”.

“During the year, we took decisive measures to not only rectify our financial reporting and controls, but to also gain market share through new store openings,” stated Mr. Vierling.

“DGSE’s retail footprint has grown significantly in the last 18 months through both acquisition and the opening of additional locations. In the coming year, DGSE will continue to evaluate opportunities to expand its number of retail stores. I expect that the bulk of our growth in 2013 will come from the addition of locations in metro areas in which we already have a strong retail presence,” continued Mr. Vierling. “We are actively looking at expansion opportunities in Atlanta, Charleston, Chicago and Dallas that meet our qualifications as a premiere retail location”.

“Additionally, we are pleased to announce that we are working directly with manufacturers and vendors to produce our own line of fine jewelry,” continued Mr. Vierling. “We will be able to leverage our own inventory of pre-owned diamonds, and enhance our margin opportunity by as much as three times our typical jewelry margins. Several of our locations already have the initial deliveries of this new product line, and we will continue to add additional items to this line throughout the holiday season”.

“We believe we have a fundamentally sound business model and balance sheet to drive profitability and enhance shareholder value. Having completed the restatement process, we can now fully focus on further development of our business,” concluded Mr. Vierling.

Conference Call

The Company will host a teleconference tomorrow, Thursday, November 1, 2012, at 2:00 p.m. Central Time to discuss the Company’s results. To participate in the teleconference, please call in a few minutes before the start time: +877-317-6789 for U.S. callers, +866-605-3852 for Canadian callers and +412-317-6789 for international callers and reference the DGSE conference call (confirmation code 10020541) when prompted. A replay will be available one hour after completion of the call through December 3, 2012 at 8:00 a.m. CT. To access the replay, please dial +877-344-7529 (U.S. callers) or +412-317-0088 (international callers) and reference passcode 10020541. The webcast and archived replay can also be accessed on the Company’s website at www.dgse.com.

If you would like to schedule an individual meeting with DGSE management please call 972-481-3820 and speak with Stori Chapa or email investorrelations@dgse.com with your meeting request.

About DGSE Companies, Inc.

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.usbullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.fairchildwatches.com.

The Company is headquartered in Dallas, Texas, and its common stock trades on the NYSE MKT Exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
		As Restated
ASSETS
Current Assets:
Cash and cash equivalents	$6,069,392	$732,449
Trade receivables	1,582,092	715,382
Inventories	11,635,225	7,977,228
Prepaid expenses	98,455	28,473
Total current assets	19,385,164	9,453,532

Marketable securities-available for sale	-	7,500
Property and equipment, net	4,705,551	4,342,556
Intangible assets, net	3,397,367	41,352
Other assets	160,491	21,492
Total assets	$27,648,573	$13,866,432

LIABILITIES
Current Liabilities:
Line of credit	$2,999,887	$3,499,887
Current maturities of long-term debt	451,674	734,267
Current maturities of capital leases	21,184	-
Convertible debt, net of debt discount	-	147,999
Accounts payable-trade	1,501,057	1,477,980
Accrued expenses	3,044,393	1,076,266
Customer deposits and other liabilities	1,836,748	2,800,763
Current liabilities related to continuing operations	9,854,943	9,737,162

Long-term debt, less current maturities	2,471,226	2,901,363
Capital leases, less current maturities	30,914	-
Accrued expenses, less current maturities	-	1,829,663
Total liabilities	12,357,083	14,468,188

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	121,639	104,117
Additional paid-in capital	33,942,579	19,080,390
Accumulated deficit	(18,772,728)	(19,786,263)
Total stockholders' equity (deficit)	15,291,490	(601,756)

Total liabilities and stockholders' equity	$27,648,573	$13,866,432

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2011	2010
		As Restated
Revenue:
Sales	$149,627,353	$82,567,921

Costs and expenses:
Cost of goods sold	128,243,735	70,162,747
Selling, general and administrative expenses	14,977,359	11,703,653
Depreciation and amortization	429,481	414,142
	143,650,575	82,280,542

Operating income	5,976,778	287,379

Other expense (income) :
Loss on settlement of debt with related party	4,360,713	-
Gain on settlement of debt and other liabilities	-	(10,845,049)
Other expense (income), net	29,315	(17,443)
Interest expense	573,215	383,994
	4,963,243	(10,478,498)

Income before income taxes	1,013,535	10,765,877

Income tax expense	-	24,675

Net income	$1,013,535	$10,741,202

Earnings per common share:
Basic	$0.09	$1.04
Diluted	$0.09	$0.96

Weighted-average number of common shares
Basic	10,831,971	10,335,794
Diluted	10,201,196	11,216,158

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,354,378	$5,976,928
Trade receivables	576,256	1,578,892
Inventories	11,458,174	10,717,291
Prepaid expenses	111,250	84,971
Current assets related to continuing operations	15,500,058	18,358,082

Assets related to discontinued operations	1,030,368	1,311,929

Total current assets	16,530,426	19,670,011

Marketable securities-available for sale	113,112	-
Property and equipment, net	4,611,976	4,420,704
Intangible assets, net	3,340,485	3,397,367
Other assets	145,310	160,491
Total assets	$24,741,309	$27,648,573

LIABILITIES
Current Liabilities:
Line of credit	$2,999,887	$2,999,887
Current maturities of long-term debt	444,171	451,674
Current maturities of capital leases	25,349	21,184
Accounts payable-trade	996,361	1,497,492
Accrued expenses	833,236	3,017,394
Customer deposits and other liabilities	1,001,879	1,836,748
Current liabilities related to continuing operations	6,300,883	9,824,379

Liabilities related to discontinued operations	175,810	54,454

Total current liabilities	6,476,693	9,878,833

Long-term debt, less current maturities	2,369,395	2,447,336
Capital leases, less current maturities	21,174	30,914
Total liabilities	8,867,262	12,357,083

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	121,755	121,639
Additional paid-in capital	34,027,769	33,942,579
Accumulated deficit	(18,275,477)	(18,772,728)
Total stockholders' equity	15,874,047	15,291,490

Total liabilities and stockholders' equity	$24,741,309	$27,648,573

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2012	2011
		As Restated
Revenue:
Sales	$32,814,664	$22,970,462

Costs and expenses:
Cost of goods sold	26,087,151	20,423,414
Selling, general and administrative expenses	5,609,294	2,042,757
Depreciation and amortization	152,427	87,691
	31,848,872	22,553,862

Operating income	965,792	416,600

Other expense (income) :
Other expense (income), net	(83,925)	(2,245)
Interest expense	90,714	98,606
	6,789	96,361

Income from continuing operations before income taxes	959,003	320,239

Income tax expense	-	-

Income from continuing operations	959,003	320,239

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	(461,752)	(124,933)

Net income	$497,251	$195,306

Basic net income per common share:
Income from continuing operations	$0.08	$0.03
Loss from discontinued operations	(0.04)	(0.01)
Net income per share	$0.04	$0.02

Diluted net income per common share:
Income from continuing operations	$0.08	$0.03
Loss from discontinued operations	(0.04)	(0.01)
Net income per share	$0.04	$0.02

Weighted-average number of common shares
Basic	12,174,689	10,379,119
Diluted	12,544,143	11,222,041

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,726,760	$5,976,928
Trade receivables	1,151,517	1,578,892
Inventories	12,917,775	10,717,291
Prepaid expenses	184,159	84,971
Current assets related to continuing operations	15,980,211	18,358,082

Assets related to discontinued operations	40,605	1,311,929

Total current assets	16,020,816	19,670,011

Marketable securities-available for sale	113,112	-
Property and equipment, net	4,790,192	4,420,704
Intangible assets, net	3,283,603	3,397,367
Other assets	150,922	160,491
Total assets	$24,358,645	$27,648,573

LIABILITIES
Current Liabilities:
Line of credit	$2,999,887	$2,999,887
Current maturities of long-term debt	412,140	451,674
Current maturities of capital leases	26,667	21,184
Accounts payable-trade	1,760,050	1,497,492
Accrued expenses	1,047,354	3,017,394
Customer deposits and other liabilities	2,155,339	1,836,748
Current liabilities related to continuing operations	8,401,437	9,824,379

Liabilities related to discontinued operations	193,400	54,454

Total current liabilities	8,594,837	9,878,833

Long-term debt, less current maturities	2,274,316	2,447,336
Capital leases, less current maturities	14,037	30,914
Total liabilities	10,883,190	12,357,083

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	121,755	121,639
Additional paid-in capital	34,036,711	33,942,579
Accumulated deficit	(20,683,011)	(18,772,728)
Total stockholders' equity	13,475,455	15,291,490

Total liabilities and stockholders' equity	$24,358,645	$27,648,573

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
		As Restated		As Restated
Revenue:
Sales	$28,584,697	$30,642,620	$61,399,360	$53,613,083

Costs and expenses:
Cost of goods sold	24,572,269	27,521,425	50,659,420	47,944,839
Selling, general and administrative expenses	5,989,724	2,568,011	11,599,018	4,610,768
Depreciation and amortization	143,496	72,402	295,923	160,094
	30,705,489	30,161,838	62,554,361	52,715,701

Operating (loss) income	(2,120,792)	480,782	(1,155,001)	897,382

Other expense (income) :
Other expense (income), net	(4,320)	500	(88,244)	(1,745)
Interest expense	90,406	164,987	181,119	263,593
	86,086	165,487	92,875	261,848

(Loss) income from continuing operations before income taxes	(2,206,878)	315,295	(1,247,876)	635,534

Income tax expense	-	-	-	-

(Loss) income from continuing operations	(2,206,878)	315,295	(1,247,876)	635,534

Discontinued operations:
Loss from discontinued operations, net of taxes of $0	(200,654)	(77,326)	(662,406)	(202,259)

Net (loss) income	$(2,407,532)	$237,969	$(1,910,282)	$433,275

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(0.18)	$0.03	$(0.10)	$0.06
Loss from discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)
Net (loss) income per share	$(0.20)	$0.02	$(0.16)	$0.04

Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(0.18)	$0.03	$(0.10)	$0.06
Loss from discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)
Net (loss) income per share	$(0.20)	$0.02	$(0.16)	$0.04

Weighted-average number of common shares
Basic	12,175,136	10,372,570	12,175,136	10,372,570
Diluted	12,175,136	11,409,259	12,175,136	11,409,259

CONTACT:
DGSE Companies, Inc.
C. Brett Burford, 972-484-3662
Chief Financial Officer